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                                                                  EXHIBIT 26


                                THE LOEWEN GROUP INC.

                        EMPLOYEE SHARE PURCHASE PLAN (CANADA)
            (RESTATED AND AMENDED AS AT APRIL 7, 1994 AND FURTHER AMENDED
                                 AS AT APRIL 7, 1995)


                           SECTION 1 - PURPOSE OF THE PLAN

    The purpose of the Employee Share Purchase Plan (Canada) (the "Plan") of The Loewen Group Inc. (the "Company") is to provide a convenient method for employees of the Company or any of its direct or indirect subsidiaries (the "Subsidiaries") who are residents of Canada to participate in the share ownership of the Company, or to increase their share ownership in the Company. Under the Plan, as of such dates as the Board of Directors of the Company (the "Board") may fix during each calendar year (the "Commencement Dates"), the Company will offer to Eligible Employees (as defined below) an opportunity to purchase Common shares of the Company ("Shares") via payroll deduction over the subsequent 12 months. All dollar amounts referred to in the Plan are in Canadian funds.


                              SECTION 2 - PARTICIPATION

(a) An employee of the Company or its Subsidiaries who is a resident of Canada is eligible to participate in the Plan if he or she is a regularly scheduled full-time employee who (i) works at least 20 hours per week on a regular basis,
(ii) has completed the three month probationary period of service with the Company or any of its Subsidiaries, and (iii) has reached the age of majority in the place of his or her residence (an "Eligible Employee"). Any employee who beneficially owns more than 10% of the issued and outstanding Shares or exercises control or direction over more than 10% of the Shares is not eligible to participate under the Plan. In addition, a director of the Company or its Subsidiaries who is not otherwise an Eligible Employee is not eligible to participate in the Plan. Participation in the Plan will in no way constitute any form of agreement or understanding binding on the Company, express or implied, that the Company or its Subsidiaries will employ a participant for any length of time.

(b) An Eligible Employee may elect to begin participation in the Plan on a Commencement Date by providing the Company with a duly completed Payroll Deduction Authorization Form on or before a date fixed by the Board (the "Application Date") following the applicable Commencement Date.

(c) An Eligible Employee becomes a participant when he or she completes, signs, and files with the Company on or before the Application Date following the applicable Commencement Date, a Payroll Deduction Authorization Form authorizing the Company to deduct and withhold funds from his or her pay cheques to purchase Shares under the Plan. An employee's participation ends on the earlier of the date the Plan is terminated by the Company and the date the employee discontinues payroll deductions.

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(d)  The Plan is intended to provide for broad-based employee participation as contemplated by United States Internal Revenue Code section 410(b).


                               SECTION 3 - LIMITATIONS

(a) The aggregate number of Shares that may be issued under the Plan shall not exceed 800,000 Shares. Subject to the foregoing, Eligible Employees will be entitled to make elections to purchase such number of Shares in a calendar year that the Board determines from time to time. Currently, Eligible Employees earning an annual salary of $25,000 or more are entitled to make elections to purchase no more than 500 Shares in each calendar year, and Eligible Employees earning an annual salary that is less than $25,000 are entitled to make elections to purchase no more than 350 Shares in each calendar year. The current minimum amount of Shares an Eligible Employee may elect to purchase in any calendar year is 25 Shares, and each Eligible Employee may only elect to purchase Shares in multiples of 25 Shares.

(b) If during the period between the day an election is made by a participant to purchase Shares and the day a share certificate for such Shares is to be issued in such participant's name there is an amalgamation or other reorganization of the Company or a stock dividend is paid on the Shares, the number of Shares issued to the participant will be adjusted to take into account such amalgamation or other reorganization or stock dividend, as the case may be.


                              SECTION 4 - PURCHASE PRICE

    The purchase price per Share is the Current Market Price (as hereinafter defined) for the Shares. "Current Market Price" means the weighted average closing price per Share on The Toronto Stock Exchange for the Shares for the five consecutive trading days immediately preceding the applicable Commencement Date.


                           SECTION 5 - PAYROLL DEDUCTIONS

(a) At the time a participant files his or her Payroll Deduction Authorization Form, the Company shall determine the fixed dollar amount to be deducted and withheld from his or her pay cheque (the "Deducted Amount") on each pay day during the time he or she is a participant in the Plan. This amount will be determined by multiplying the number of Shares elected to be purchased by the participant at a Commencement Date by the Current Market Price, and dividing such amount by the number 24 for participants having 24 pay periods per year, or by the number of pay periods per year for participants having a different number of pay periods per year. The Deducted Amount for each Commencement Date that an employee chooses to participate will then be added to determine the participant's total payroll deduction amount.

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(b)  Each participant in the Plan will receive a share certificate evidencing the Shares purchased pursuant to the Plan as soon as is reasonably possible after the day the last payroll deduction is made in respect of the purchase of such Shares.

(c) A participant may at any time discontinue his or her payroll deductions. A participant may re-enter the Plan on any subsequent Commencement Date, provided, however, that if the participant is an "executive officer" within the meaning of Rule 16a-1(f) of the United States Securities Exchange Act of 1934, as amended, such participant may not re-enter the Plan until at least six months after the effective date of such discontinuance. Any change in or discontinuance of a payroll deduction must be made by delivering written notice of such change or discontinuance to the Company at least 2 weeks before the effective date of such change or discontinuance.

(d) Where a participant discontinues payroll deductions or his or her employment with the Company or any of its Subsidiaries ceases for any reason before the last payroll deduction for a 12 month period has been made, the participant may elect to either (i) pay the remaining amount owing at the time of discontinuance or cessation of employment and receive a share certificate issued in his or her name; or (ii) have all payroll deductions made to that time returned to him or her without interest.

(e) At any time after a participant's first payroll deduction is made, such participant may elect to pay the remaining portion of the aggregate purchase price payable for the Shares being purchased as of the relevant Commencement Date.


                                  SECTION 6 - COSTS

    The Company shall pay all costs of establishing and maintaining the Plan. All brokers' commissions on the sale of Shares delivered to a participant in accordance with the provisions of the Plan shall be paid by the participant.
The participant also must pay all taxes associated with the purchase and sale of the Shares.


                SECTION 7 - AMENDMENT OR DISCONTINUANCE OF THE PLAN

(a) Subject to obtaining the necessary regulatory approvals and, where required, the approval of the shareholders of the Company, the Board shall have the right to amend, modify, or terminate the Plan at any time on 30 days written notice to all participants delivered to each participant in care of the place of business where such participant reports to work, PROVIDED HOWEVER that no such termination or amendment will adversely affect the current participation by the participant in the Plan.

(b) In the event of termination of the Plan, each participant will have the option to pay the remainder owing at that time and to receive a share certificate evidencing the Shares


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purchased as soon as is reasonably possible thereafter, or to have his or her payments returned to him or her, without interest.


                             SECTION 8 - ADMINISTRATION

    The Plan shall be administered by the Board. The Board shall be vested with full authority to make, administer, and interpret such rules and regulations as it deems necessary to administer the Plan, and any determination, decision, or action of the Board in connection with the construction, interpretation, administration, or application of the Plan will be final, conclusive, and binding upon all participants and any and all persons claiming under or through any participant. The Board may delegate any or all of its authority hereunder to such committee as it may designate. A committee appointed by the Board may consist of both Board and non-Board members.


                                SECTION 9 - NOTICES

    All notices or other communications by a participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received by the Company at its principal executive office, 4126 Norland Avenue, Burnaby, British Columbia, Canada, V5G 3S8, Attention: Corporate Secretary. All notices or other communications by the Company to a participant under or in connection with the Plan shall be deemed to have been duly given when delivered by the Company to the participant care of the place of business where such participant reports to work.


         SECTION 10 - LIMITATIONS ON SALE OF SHARES PURCHASED UNDER THE PLAN

    The Plan is intended to provide Shares for investment and not for resale. The Company does not, however, intend to restrict or influence any employee in the conduct of his or her own affairs. After all payroll deductions have been made and a share certificate has been issued, an employee, therefore, may sell Shares purchased under the Plan at any time he or she chooses, subject to compliance with any applicable securities laws. THE EMPLOYEE ASSUMES THE RISK OF ANY MARKET FLUCTUATIONS IN THE PRICE OF THE SHARES.


                         SECTION 11 - RIGHTS AS SHAREHOLDERS

    A participant shall have no rights as a shareholder (including the right to vote and to receive dividends) of the Company with respect to Shares elected to be purchased under the Plan until such participant has completed the last payroll deduction in respect of such Shares.


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                          SECTION 12 - SECURITIES REGULATION

(a) No Shares shall be issued pursuant to the Plan unless the Shares are issued in compliance with the registration and prospectus requirements of applicable securities laws, or the issuance of the Shares is exempt from such requirements in the opinion of counsel to the Company.

(b) Issuance, transfer or delivery of certificates for Shares purchased pursuant to the Plan may be delayed, at the discretion of the Board until it is satisfied that the applicable requirements of securities and income tax laws have been met. If for any reason the Company is unable to deliver certificates for Shares, its only obligation will be to return without interest all payroll deductions made.

(c) With respect to persons subject to Section 16 of the Securities Exchange Act of 1934, as amended (the "1934 Act"), transactions under the Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successors under the 1934 Act. If any provision of the Plan or action by the Board fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Board.


                             SECTION 13 - APPLICABLE LAW

    The Plan shall be governed by, and construed in accordance with, the laws of the province of British Columbia.


                          SECTION 14 - ASSIGNMENT/SUCCESSORS

    The rights of a participant under the Plan may not be transferred other than by will or as a result of the laws of descent and distribution. Except as so provided, the rights and obligations of the Company and participants pursuant to the Plan will be binding upon and inure to the benefit of such parties and their successors and assigns.


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